As filed with the Securities and Exchange Commission on August 17, 2006

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED

(Exact name of Registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Huntington Center

41 South High Street

Columbus, Ohio 43287

(Address of Registrant’s principal executive offices)

HUNTINGTON BANCSHARES INCORPORATED

EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the Plan)

Richard A. Cheap, Esq.

General Counsel and Secretary

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

614/480-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Correspondence to:

Mary Beth M. Clary, Esq.

Erin F. Siegfried, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Calculation of Registration Fee

Title of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, without par value.	600,000	$23.77	$14,262,000	$1,527.00

(1)	600,000 shares of Common Stock, without par value, have been reserved for issuance under the Huntington Bancshares Incorporated Executive Deferred Compensation Plan (the “Plan”). This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock, without par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sales prices of our Common Stock as reported on The NASADQ Global Select Market as of August 14, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan, specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents previously filed by us with the SEC are incorporated by reference:

1.	Annual Report on Form 10-K as amended on Form 10-K/A for the fiscal year ended December 31, 2005;

2.	Proxy Statement dated March 1, 2006, in connection with our 2006 Annual Meeting of Shareholders;

3.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

4.	Current Reports on Form 8-K, dated January 10, 2006, January 17, 2006, January 18, 2006, January 26, 2006, February 6, 2006, February 14, 2006, March 1, 2006, April 19, 2006, April 20, 2006, May 10, 2006, May 24, 2006, June 8, 2006, July 18, 2006, July 21, 2006 and August 4, 2006, to report annual and/or quarterly earnings and certain other developments disclosed therein; and

5.	The description of our common stock contained in our registration statements filed under the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide that we shall indemnify our directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with the Maryland law.

Section 2–418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

Termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.

Section 2–418 provides that a director who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding. A court of appropriate jurisdiction upon application of a director and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director is entitled to reimbursement pursuant to a director’s success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director, shall be limited to expenses.

The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2–418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2–418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2–418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, which is not inconsistent with Section 2–418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, our directors and officers and our affiliates are insured to the extent of 100% of loss up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of our employee benefit programs. We are insured, subject to certain retentions and exceptions, to the extent we shall have indemnified our directors and officers for such loss.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4(a)	Huntington Bancshares Incorporated Executive Deferred Compensation Plan, as amended and restated on February 18, 2004 - previously filed as Exhibit 10(c) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.

4(b)	Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

4(c)	Amended and Restated Bylaws as of July 16, 2002 - previously filed as Exhibit 3(ii) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference.

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

23(c)*	Consent of Ernst & Young LLP.

24*	Power of Attorney.

*	Filed herewith.

Item 9. Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant’s indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 17, 2006.

HUNTINGTON BANCSHARES INCORPORATED

By	/s/ Richard A. Cheap
Richard A. Cheap, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title		Date
/s/ Thomas E. Hoaglin*	Chairman, Chief Executive Officer,	)
Thomas E. Hoaglin	President, and Director (Principal	)
Executive Officer))
)
/s/ Donald R. Kimble*	Chief Financial Officer and Executive	)
Donald R. Kimble	Vice President (Principal Financial	)
Officer))
)
/s/ Thomas P. Reed	Controller and Senior Vice President	)
Thomas P. Reed	(Principal Accounting Officer))
)
	Director	)
Raymond J. Biggs		)
)
/s/ Don M. Casto, III*	Director	)	August 17, 2006
Don M. Casto, III		)
)
	Director	)
Michael J. Endres		)
)
/s/ John B. Gerlach, Jr.*	Director	)
John B. Gerlach, Jr.		)
)
/s/ Karen A. Holbrook*	Director	)
Karen A. Holbrook		)
)
/s/ David P. Lauer*	Director	)
David P. Lauer		)
)
/s/ Wm. J. Lhota*	Director	)
Wm. J. Lhota		)
)
	Director	)
Gene E. Little		)
)
/s/ David L. Porteous*	Director	)
David L. Porteous		)
)
/s/ Kathleen H. Ransier*	Director	)
Kathleen H. Ransier		)
)

*By:	/s/ Richard A. Cheap
Richard A. Cheap, attorney-in-fact
for each of the persons indicated

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Huntington Bancshares Incorporated

EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4(a)	Huntington Bancshares Incorporated Executive Deferred Compensation Plan, as amended and restated on February 18, 2004 - previously filed as Exhibit 10(c) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.

4(b)	Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

4(c)	Amended and Restated Bylaws as of July 16, 2002 - previously filed as Exhibit 3(ii) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference.

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

23(c)*	Consent of Ernst & Young LLP.

24*	Power of Attorney.

*	Filed herewith.